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                                                                 Exhibit 99.m.1

                           RESTATED DISTRIBUTION PLAN
                                 HIGHMARK FUNDS


                                 CLASS A SHARES

     WHEREAS, HIGHMARK FUNDS (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (" 1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of Class A shares (the "Shares") of the Trust;

     NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

     SECTION 1. The Trust has adopted this Class A Distribution Plan ("Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the portfolios of the Trust, as now in existence or hereinafter created from time to time (each a "Portfolio").

     SECTION 2. A Portfolio is authorized to pay out of the assets attributable to its Shares a distribution fee to the principal underwriter of the Shares (the "Distributor") at an annual rate of .25% of the value of the average daily net assets of the Portfolio's Shares (the "Distribution Fee"). The Distributor may use the Distribution Fee toward (i) compensation for its services in connection with distribution assistance or provision of shareholder services with respect to the Portfolio's Shares; or (ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance or provision of shareholder services with respect to the Portfolio's Shares.

     SECTION 3. The Distribution Fee shall be accrued daily and payable monthly, and shall be paid by each Portfolio to the Distributor irrespective of whether such fee exceeds the amounts paid (or payable) by the Distributor pursuant to Section 2

     SECTION 4. This Plan shall not take effect with respect to any Portfolio until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of the Shares of such Portfolio; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

     SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the

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Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of the Portfolios.

     SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the Trust's outstanding voting securities of the Shares of the Portfolios, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 9. This Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of the Portfolios, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 12. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Adopted: DECEMBER 8, 1999

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